Exhibit 99.1
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                       THE CIT GROUP/SALES FINANCING, INC.
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                          ANNUAL OFFICER'S CERTIFICATE
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         The  undersigned  certifies  that  he is a Vice  President  of The  CIT
Group/Sales Financing, Inc., a corporation organized under the laws of the state of Delaware ("CITSF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITSF in connection with Section 4.10 (a) of the Sale and Servicing Agreement, dated as of November 1, 1997 (the "Agreement"), among CITSF, The CIT Group Securitization Corporation II, as Seller, and CIT RV Trust 1997-A, for which First Omni Bank, N.A. acts as Owner Trustee and Harris Trust and Savings Bank acts as Indenture Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement). The undersigned further certifies to the Owner Trustee and to the Indenture Trustee that a review of the activities of CITSF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITSF has fulfilled its obligations under the Agreement during the preceding calendar year.


         IN WITNESS WHEREOF, I have affixed hereto my signature this 13th day of March, 1998.




                                                 /s/    Frank J. Madeira
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                                                 Name:  Frank J. Madeira
                                                 Title: Vice President